EXHIBIT 99.B

News
For Immediate Release

El Paso Corporation Prices Public Offering of Common Stock

HOUSTON, TEXAS, May 24, 2006—El Paso Corporation (NYSE: EP) announced today that it has priced its public offering of 35,700,000 shares of its Common Stock. The shares are being offered by Banc of America Securities LLC under El Paso’s shelf registration statement.

Net proceeds from the offering will be approximately $500.7 million. El Paso intends to use the net proceeds of the offering to repay debt under its El Paso Exploration & Production Company bank credit facility and any net excess, if any, for general corporate purposes.

The Offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to successfully close the sale of equity described in this release; our ability to implement and achieve our objectives in our 2006 Plan, including our ability to the achieve debt reduction targets; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417